Exhibit 1.01

TESSCO Technologies Incorporation

Conflict Minerals Report

For the Year Ended December 31, 2021

TESSCO Technologies Incorporated (which we sometimes refer to as “Tessco”, “we”, or the “Company”) is a value-added technology distributor, manufacturer, and solutions provider serving customers in the wireless infrastructure market. The Company was founded 40 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies over 47,000 products from more than 300 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things, 5G, wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry.

This is the Conflict Minerals Report for TESSCO for calendar year 2021, filed in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products containing conflict minerals necessary to the functionality or production of the products. “Conflict minerals” are defined as gold, columbite-tantalite (coltan), cassiterite, wolframite, tantalum, tin, and tungsten.

Overview of Conflict Minerals Program and Reasonable Country of Origin Inquiry

TESSCO’s Conflict Minerals Program is designed to facilitate compliance with Dodd-Frank Section 1502 and Rule 13p-1. We reviewed our product offerings and concluded that only certain products in our Ventev® product line contain conflict minerals that are necessary to the functionality or production of the product and are subject to Rule 13p-1. These Ventev® products include products contracted by us to be manufactured by others, and products assembled by TESSCO, referred to as “integrated” products. An evaluation of these products was performed in order to determine the risk that they included conflict minerals that directly or indirectly financed or benefitted armed groups in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). Based on this evaluation, the products that could contain conflict minerals, and which were not generic in nature, were determined to be, and are referred to as, “in-scope” for purposes of the Conflict Minerals Program.

Representatives from our Finance, Ventev® and Global Manufacture Supply Chain teams participate in the Conflict Minerals Program and support compliance. Our Conflict Minerals Policy is aimed at reducing the risk of using in our contracted to manufacture or assembled products any conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. The Conflict Minerals Policy statement can be found at: https://s23.q4cdn.com/281838888/files/doc_downloads/gov_doc/Conflict-Minerals-Policy-Website-11.08.13.pdf. The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference herein.

TESSCO engaged a qualified independent third-party with expertise in conflict minerals compliance to assist in conducting a good faith reasonable country of origin inquiry (RCOI), which was designed to determine whether any of the conflict minerals contained in in-scope Ventev® products originated in the Covered Countries or came from recycled or scrap sources. TESSCO’s conflict minerals third-party surveyed 60 contracted manufacturers and integrated parts suppliers that contributed to in-scope Ventev® products manufactured for or supplied to TESSCO during 2021. The terms “manufacturer” and “supplier”

are used interchangeably herein to refer to both contracted manufacturers and integrated parts suppliers. All such manufacturers were requested to complete and return a conflict minerals reporting questionnaire. We provided information and assistance to suppliers about the specifics of Rule 13p-1 and the information requested by the questionnaire. Responses from suppliers were evaluated for red flags, defined as the following: incomplete questionnaire; inconsistent questionnaire responses; conflict minerals identified as being sourced from the Covered Countries; non-responsiveness; and undeterminable conflict mineral sourcing.

The Company’s Corrective Action Plan was utilized when a conflict minerals reporting questionnaire response revealed a red flag. The Corrective Action Plan focused on communicating with the manufacturer to address the identified red flag issues. TESSCO instituted corrective measures in accordance with the Corrective Action Plan for all suppliers whose responses revealed a red flag.

TESSCO, with the assistance of our conflict minerals third-party, undertook additional due diligence measures, as described below, with regard to the smelters and refiners identified in RCOI responses as potential sources of conflict minerals used in in-scope Ventev® products.

Ventev® Product Line Overview

The in-scope Ventev® products that required due diligence on the source and chain of custody of conflict minerals were infrastructure products used to build, repair and upgrade wireless communication products. The infrastructure products included antennas, cables, lightning protective devices, connectors, power systems and miscellaneous hardware. These products were either manufactured on behalf of TESSCO or purchased from suppliers and assembled by TESSCO. As such, we have limited influence over the manufacturing process of these products and must rely on the information provided to us by our suppliers in identifying the source and chain of custody of any conflict minerals contained in these products.

Design of Due Diligence

TESSCO’s due diligence design conforms to the measures prescribed by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, including the related supplements on tantalum, tin, tungsten and gold, an internationally recognized due diligence framework.

Due Diligence Measures Performed

TESSCO’s conflict mineral’s third-party assisted with due diligence measures by providing data enrichment and verification services, including validation of information provided by smelters and refiners, their location, and conflict minerals sourcing. We evaluated whether the companies identified by TESSCO’s suppliers were in fact metal processors (smelters, refiners, and recyclers of conflict minerals); assessed the risk that those processors sourced conflict minerals from the Covered Countries; determined the location of the metal processors and the country of origin of conflict minerals processed by the metal processors; and matched the metal processors against available lists of processors that have been certified by internationally accepted audit standards, such as the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program list or an equivalent third-party audit program. If a metal processor was not certified as conflict free, the third-party service provider contacted the processor to gain more information about its sourcing practices.

Determination

TESSCO’s due diligence measures identified 332 metal processors as possible sources of conflict minerals contained in in-scope Ventev® products for calendar year 2021. We were unable to determine the conflict mineral sourcing for 104 of these metal processors. While the country of origin is unknown, 64 are compliant with the CFSI’s Conflict-Free Smelter Program or an equivalent third-party audit program (conflict-free compliant). Fifty processors were identified as possible sources of conflict minerals originating from the Covered Countries (see Table 1) and were verified as conflict-free compliant. Of the remaining 178 metal processors, we believe they did not process conflict minerals originating in the Covered Countries.

Not all of TESSCO’s suppliers were able to provide smelter or refiner information. Due to our limited access to manufacturing supply chain information, we were unable to determine the source and chain of custody of conflict minerals in products purchased or manufactured by those of our suppliers not providing smelter or refiner information. Accordingly, we do not have sufficient information to determine the country of origin of all conflict minerals found in our in-scope Ventev® products, the facilities used in the production of such conflict minerals, or the mine or location of origin.

Risk Mitigation/Future Due Diligence Measures

TESSCO has a continuous improvement plan that describes steps to be taken to mitigate the risk that its necessary conflict minerals benefit armed groups in the Covered Countries. Included in these are the following steps, among others, to continue to improve our due diligence measures:

●	Continue to assess the risks in our Ventev® supply chain of conflict minerals sourced from Covered Countries.
●	Continue to influence Ventev® sourcing practices to encourage the use of conflict free compliant sources.
●	Continue to engage suppliers during the year to communicate TESSCO’s expectations and timelines.
●	Continue to work with third-party service providers to review and validate our supplier RCOI responses.

Table 1

Following is a list of facilities which may have processed conflict minerals found in in-scope Ventev® products, which originated or TESSCO has reason to believe may have originated in Covered Countries.

Metal	Smelter of Refiner Name
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Asaka Riken Co., Ltd.
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Jiangxi Copper Co., Ltd.
Gold	Mitsubishi Materials Corporation
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	Rand Refinery (Pty) Ltd.
Gold	Samduck Precious Metals
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Tantalum	AMG Brasil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	F&X Electro-Materials Ltd.
Tantalum	Global Advanced Metals Aizu
Tantalum	Global Advanced Metals Boyertown
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.
Tantalum	H.C. Starck Hermsdorf GmbH
Tantalum	H.C. Starck Inc.
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	KEMET Blue Metals
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	Taki Chemical Co., Ltd.
Tantalum	TANIOBIS Co., Ltd.
Tantalum	TANIOBIS GmbH
Tantalum	TANIOBIS Japan Co., Ltd.
Tantalum	TANIOBIS Smelting GmbH & Co. KG
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	AMG Brasil
Tin	CV Venus Inti Perkasa
Tin	EM Vinto
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallo Belgium N.V.
Tin	Operaciones Metalurgicas S.A.

Tin	PT Bukit Timah
Tin	PT Stanindo Inti Perkasa
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	Thaisarco
Tin	VQB Mineral and Trading Group JSC
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	Asia Tungsten Products Vietnam Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	H.C. Starck Tungsten GmbH
Tungsten	Hydrometallurg, JSC
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	A.L.M.T. TUNGSTEN Corp.

Countries of origin of the conflict minerals these facilities process are believed to include: Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC-Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia.